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                                                                     EXHIBIT 5.1

                   [LETTERHEAD OF MAUPIN TAYLOR & ELLIS, P.A.]

                             _________________, 2002

The Board of Directors
Southern Community Financial Corporation
4701 Country Club Road
Winston-Salem, NC  27104-3521

Re:      Registration Statement on Form S-2
         File Nos. 333-74084 and 333-74084-01

Ladies and Gentlemen:

         We have acted as counsel to Southern Community Financial Corporation, a North Carolina corporation (the "Company") and Depositor of Southern Community Capital Trust I, a Delaware statutory business trust (the "Trust"), in connection with the preparation of a Registration Statement on Form S-2 (the "Registration Statement") filed by the Company and the Trust with the Securities and Exchange Commission relating to (i) the proposed issuance by the Trust of $15,000,000 aggregate Liquidation Amount of the Trust's ___% Convertible Cumulative Trust Preferred Securities due December 31, 2032 (the "Convertible Preferred Securities") registered under the Securities Act of 1933, as amended (the "Securities Act"); (ii) the Company's ___% Convertible Subordinated Deferrable Interest Debentures (the "Convertible Subordinated Debentures") registered under the Securities Act; and (iii) the Company's guarantee (the "Guarantee"), which guarantees the payment of Distributions and payments on liquidation or redemption of the Convertible Preferred Securities, registered under the Securities Act. The Convertible Preferred Securities are issuable under an Amended and Restated Trust Agreement to be entered into (the "Trust Agreement") between the Company, as Depositor, Wilmington Trust Company, a Delaware trust company, as Delaware Trustee and as Property Trustee, and F. Scott Bauer, an individual, Richard M. Cobb, an individual and Jeff T. Clark, an individual, each an Administrative Trustee. The Convertible Subordinated Debentures are issuable under an Indenture to be entered into (the "Indenture") between the Company and Wilmington Trust Company as Trustee; and the Guarantee relates to the Guarantee Agreement to be entered into (the "Guarantee Agreement") between the Company and Wilmington Trust Company, as Guarantee Trustee.

         In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the certificate of trust filed by the Trust with the Secretary of State of the State of Delaware on November 20, 2001; (ii) the form of the Trust Agreement; (iii) the form of the Convertible Preferred Securities; (iv) the form of the Guarantee Agreement; (v) the form of the Convertible Subordinated Debentures; (vi) the form of the Indenture, in each case in the form filed as an exhibit to the Registration Statement; and (vii) the Registration Statement. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such other documents, certificates and records and have


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reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinions set forth below.

         In rendering our opinions, we have assumed, without investigation, the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company and the Trust, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. In addition, we have assumed that the Trust Agreement, the Convertible Preferred Securities, the Guarantee, the Convertible Subordinated Debentures and the Indenture, when executed, will be executed in substantially the form reviewed by us. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and the Trust and of public officials. Except as expressly stated herein, we have not independently verified any factual matters in connection with the giving of the opinions set forth below. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Trust Agreement, the Indenture and the Guarantee Agreement, as applicable.

         Based on the foregoing, we are of the opinion that:

         (1) The Convertible Subordinated Debentures have been duly authorized by all requisite corporate action and, when executed and authenticated as specified in the Indenture and delivered and paid for in the manner described in the Registration Statement, the Convertible Subordinated Debentures will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

         (2) The Guarantee has been duly authorized by all requisite corporate action and, when duly executed as specified in the Guarantee Agreement and delivered in the manner described in the Registration Statement, the Guarantee will constitute the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

         (3) The shares of common stock issuable upon conversion of the Convertible Subordinated Debentures have been reserved for issuance and upon issuance in accordance with the terms of the Convertible Subordinated Debentures will be duly and validly issued and outstanding, and will be fully paid and nonassessable.

         The opinions set forth above are subject to the following qualifications and exceptions:

         The enforceability of the operative documents, or any provision thereof may be limited by and/or subject to bankruptcy (including, without limitation, executory contracts provisions), insolvency, reorganization, receivership, moratorium, fraudulent transfer or conveyance, or other laws affecting the rights and remedies of creditors generally, or similar federal or state laws, by general equity principles, by rules of law governing specific performance, appointment of


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receivers, injunctive relief and other equitable remedies, and by remedies or the exercise of certain rights including, without limitation, commercial reasonableness or conscionability, reasonable notice of disposition, specific performance, or enforcement, limitation on sale or encumbrance provisions, waivers or eliminations of rights such as statutory rights of redemption, or of jury trial, separation or aggregation of property at foreclosure or enforced sale, application of sale or judgment proceeds, and multiplicity, inconsistency, waiver or omission or delay in the enforcement of remedies.

         This opinion is rendered only with respect to the laws of the State of North Carolina, the federal laws of the United States of America and the General Corporation Law of the State of Delaware. With respect to matters of Delaware trust law, we are relying upon the opinion of Richards, Layton & Finger, P.A., Wilmington, Delaware, special counsel to the Company and the Trust.

         The opinions expressed above concern only the effect of laws as now in effect and are rendered as of the date hereof. We undertake no, and hereby disclaim any, obligation to revise or supplement this opinion should such laws be changed by legislative action, judicial decision, or otherwise after the date of this opinion, or if we become aware of any facts that might change the opinions expressed above after the date of this letter.

         We hereby consent to your filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the caption "Legal Matters" contained in the Prospectus included therein.

                                       Sincerely,

                                       /s/ MAUPIN TAYLOR & ELLIS, P.A.